UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
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Halozyme Therapeutics, Inc.
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March 20, 2020
Dear Stockholder:
You are cordially invited to attend the 2020 Annual Meeting of Stockholders of Halozyme Therapeutics, Inc., which will be held on April 30, 2020, at 8:00 a.m. local time, at Halozyme’s main office building located at 11388 Sorrento Valley Road, San Diego, California 92121.
The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describes the formal business to be conducted at the meeting, follow this letter.
It is important that you use this opportunity to take part in the affairs of Halozyme Therapeutics, Inc. by voting on the business to come before this meeting. Whether or not you plan to attend the Annual Meeting in person, we hope you vote as soon as possible to assure your representation. You can vote your shares over the Internet, by telephone or by using a traditional proxy card. Instructions on each of these voting methods are outlined in the enclosed proxy statement. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.
A copy of Halozyme’s Annual Report on Form 10-K accompanies these proxy materials for your information. At the Annual Meeting, we will review Halozyme’s activities over the past year and our plans for the future. The Board of Directors and management look forward to seeing you at the Annual Meeting.
Sincerely yours,
HELEN I. TORLEY, M.B. Ch.B., M.R.C.P.
President and Chief Executive Officer

HALOZYME THERAPEUTICS, INC.
11388 Sorrento Valley Road
San Diego, California 92121
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on April 30, 2020
TO THE STOCKHOLDERS OF HALOZYME THERAPEUTICS, INC.:
Notice is hereby given that the Annual Meeting of the Stockholders of Halozyme Therapeutics, Inc., a Delaware corporation, will be held on April 30, 2020, at 8:00 a.m. local time, at Halozyme’s main office building located at 11388 Sorrento Valley Road, San Diego, California 92121, for the following purposes:

1.	To elect three Class I directors to hold office for a three-year term and until their respective successors are elected and qualified;

2.	To approve, by a non-binding advisory vote, the compensation of our Named Executive Officers;

3.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020; and

4.	To transact such other business as may properly come before the Annual Meeting.
Only stockholders of record at the close of business on March 2, 2020 are entitled to notice of, and to vote at, this Annual Meeting and any adjournment or postponement thereof. The Board of Directors recommends that you vote FOR each of the proposed nominees to the Board of Directors named in the accompanying Proxy Statement and for the other proposals identified above.
By order of the Board of Directors,
Masaru Matsuda
Senior Vice President, General Counsel,
and Corporate Secretary
San Diego, California
March 20, 2020
Important Notice Regarding the Availability of Proxy Materials for
The Stockholder Meeting To Be Held on April 30, 2020
The Proxy Statement and the 2019 Annual Report to Stockholders and the means to vote by Internet are available at www.proxyvote.com.

IMPORTANT: You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote as soon as possible by using the Internet or telephone or for those receiving paper copies of these proxy materials by completing, signing, dating and mailing your proxy card in the accompanying postage-paid envelope. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if the record holder of your shares is a broker, bank or other nominee, and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
The accompanying proxy is solicited on behalf of the Board of Directors of Halozyme Therapeutics, Inc., a Delaware corporation (“Halozyme” or the “Company”), for use at Halozyme’s Annual Meeting of Stockholders to be held on April 30, 2020 at 8:00 a.m. local time, at Halozyme’s main office building located at 11388 Sorrento Valley Road, San Diego, California 92121, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the enclosed proxy are being mailed to stockholders on or about March 20, 2020.
ANNUAL MEETING AGENDA AND BOARD OF DIRECTOR VOTE RECOMMENDATIONS
Stockholders are being asked to vote on each of the following items at the Annual Meeting:

•
The election of three Class I director nominees named in this Proxy Statement to the Board of Directors, each to serve a three-year term and until their respective successors are elected and qualified;

•	The approval of a non-binding advisory resolution approving the compensation of our Named Executive Officers; and

•	The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.
The Board of Directors recommends that you vote FOR the proposed nominees to the Board of Directors named in this Proxy Statement and FOR each of the other proposals described above.
SOLICITATION AND VOTING
Voting Securities. Only stockholders of record as of the close of business on March 2, 2020, the record date for the Annual Meeting, will be entitled to vote at the meeting and any adjournment or postponement thereof. As of that date, we had 138,069,410 shares of common stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record as of that date is entitled to one vote for each share of common stock held by him or her. Our Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. When a quorum is present at the meeting, the election of directors will be determined by a plurality of the votes cast by the stockholders entitled to vote at the election (please see the discussion on page 3 of the “majority voting” provisions in our Bylaws), and any other matter will be determined by a majority in voting power of the shares present in person or represented by proxy and entitled to vote on the matter. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.
As permitted by rules adopted by the Securities and Exchange Commission, we are furnishing our proxy statement, 2019 Annual Report to Stockholders and proxy card over the internet to most of our stockholders. This means that most of our stockholders will initially receive only a notice containing instructions on how to access the proxy materials over the Internet. If you would like to receive a paper copy of the proxy materials, the notice contains instructions on how you can request copies of these documents at no cost to you.
Voting of Proxies. All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy provided by a stockholder of record, the shares will be voted in favor of each proposal.
You may vote in person by attending the Annual Meeting, by using the Internet or telephone to submit a proxy or by completing and returning a proxy by mail. You must bring valid, government-issued photo identification to gain admission to the Annual Meeting.
Voting by Internet. To vote by Internet, go to www.proxyvote.com. Internet voting is available 24 hours a day, although your vote by Internet must be received by 11:59 p.m. Eastern Time on April 29, 2020. You will need the control number found either on the Notice of Internet Availability of Proxy Materials or on the proxy card if you are receiving a printed copy of these materials. If you vote by Internet, do not return your proxy card or voting instruction card. If you hold your shares in “street name” as explained below, please refer to the Notice of Internet Availability of Proxy Materials or voting instruction card provided to you by your broker, bank or other holder of record for Internet voting instructions.
Voting by Telephone. To vote by telephone, call 1-800-690-6903 and follow the instructions. Telephone voting is available 24 hours a day, although your vote by telephone must be received by 11:59 p.m. Eastern Time on April 29, 2020. You will need the control number found either on the Notice of Internet Availability of Proxy Materials or on the proxy card if you are receiving a printed copy of these materials. If you vote by telephone, do not return your proxy card or voting instruction card. If you hold your shares in “street name” as explained below, please refer to the Notice of Internet Availability of Proxy Materials or voting instruction card provided to you by your broker, bank or other holder of record for telephone voting instructions.
Voting by Mail. By completing, signing and returning the proxy card in the prepaid and addressed envelope enclosed with proxy materials delivered by mail, you are authorizing the individuals named on the proxy card to vote your shares at the Annual Meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the Annual Meeting so that your shares will be voted if you are unable to attend the Annual Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please complete, sign and return all proxy cards to ensure that all your shares are voted.
Voting in Person. You may also vote in person at the Annual Meeting. A stockholder of record may still attend the meeting and vote in person even if he or she has already voted by proxy. To vote in person, you, as a stockholder of record, may attend the Annual Meeting and obtain a ballot upon arrival. If your shares are registered directly in your name with our transfer agent, Corporate Stock Transfer, you are considered the stockholder of record and you have the right to vote in person at the Annual Meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in “street name.” Beneficial owners whose stock is held in the name of a bank, broker or other nominee generally will receive instructions for voting from their banks, brokers or other nominees, rather than directly from us. You can vote your shares held through a bank, broker or other nominee by following the voting instructions sent to you by that institution. As a beneficial owner, if you wish to vote at the Annual Meeting, you will need to bring to the Annual Meeting a legal proxy from your broker or other nominee authorizing you to vote those shares.
Revocability of Proxies. A stockholder giving a proxy has the power to revoke it at any time before it is exercised by delivering to the Secretary of Halozyme a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.
Broker Non-Votes. A broker non-vote occurs when a broker submits a proxy card with respect to shares held in street name on behalf of a beneficial owner but is prohibited from voting on a particular matter because the broker has not received voting instructions from the beneficial owner and therefore does not have discretion to vote the beneficial owner’s shares with respect to that matter. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the ratification of our independent registered public accounting firm. Non-routine matters include the election of directors and the advisory vote on executive compensation.
Solicitation of Proxies. We will bear the entire cost of soliciting proxies for the upcoming meeting. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

We intend to hold our annual meeting in person. However, we are actively monitoring the coronavirus (COVID-19) developments. We are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Please monitor our annual meeting website at Halozyme.com for updated information. If you are planning to attend our meeting, please check the website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the annual meeting.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
We have a classified Board of Directors that currently consists of three Class I directors, two Class II directors and three Class III directors. Our directors are elected for a term of three years, with one class of directors up for election every year. At the 2020 Annual Meeting of Stockholders, we will be electing three Class I directors, while the Class II directors will be elected at the 2021 Annual Meeting of Stockholders and the Class III directors will be elected at the 2022 Annual Meeting of Stockholders.
The Class I nominees recommended by the Board of Directors for election at the 2020 Annual Meeting are: Bernadette Connaughton, Kenneth J. Kelley and Matthew L. Posard. Ms. Connaughton, Mr. Kelley and Mr. Posard are current members of our Board of Directors and, if elected, they will serve as directors until our Annual Meeting in 2023 or until their successors are elected and qualified. If any nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate.
Voting Standard
Our Bylaws provide that in uncontested elections, a director must tender his or her resignation to the Board of Directors if such director receives more “withhold” votes than votes “for” electing the director. Within 90 days after the date of the certification of the election results, the Nominating and Corporate Governance Committee of the Board of Directors (or other committee that may be designated by the Board of Directors) will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will promptly act on such committee’s recommendation and publicly disclose within four business days on Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) its decision and the rationale behind such decision.
Vote Required
If a quorum is present at the meeting, the three nominees for Class I directors receiving the highest number of votes will be elected as the Class I directors. Abstentions and broker non-votes have no effect on the vote.
Recommendation
The Board of Directors recommends a vote “FOR” each of the nominees named above.
The following table sets forth biographical information for the three Class I nominees to be elected at this meeting as well as all other directors who will continue serving on the Board of Directors following this meeting:

Name	Age	Director Since	Position with the Company
Class I directors nominated at the 2020 Annual Meeting of Stockholders:
Bernadette Connaughton	61	2018	Director
Kenneth J. Kelley	60	2004	Director
Matthew L. Posard	52	2013	Director
Class II directors whose terms expire at the 2021 Annual Meeting of Stockholders:
Jean-Pierre Bizzari, M.D.	65	2015	Director
James M. Daly	58	2016	Director
Class III directors whose terms expire at the 2022 Annual Meeting of Stockholders:
Jeffrey W. Henderson	55	2015	Director
Connie L. Matsui	66	2006	Chair of the Board of Directors
Helen I. Torley, M.B. Ch.B., M.R.C.P.	57	2014	President, Chief Executive Officer & Director

Directors Nominated for Election at the 2020 Annual Meeting
Bernadette Connaughton. Ms. Connaughton brings more than 30 years of global strategic, commercial and biopharmaceutical industry expertise to the company. From 2004 to October 2017, she served in senior management positions at Bristol-Myers Squibb Pharmaceutical Company, most recently serving as president, China, Latin America, Central and Eastern Europe and Middle East. In this position, she developed the multi-year strategy for the successful commercialization of a number of oncology, virology and immunology products, including Opdivo®, Yervoy®, Sprycel®, Daklinza® and Orencia®. Prior to serving in that role, Ms. Connaughton served as Bristol-Myers Squibb’s president, European Markets, Canada and Australia; president, Intercontinental; president, Japan, Pacific Rim, Australia and Canada; senior vice president, Cardiovascular and Metabolic Business Unit, U.S.; and senior vice president, Primary Care Marketing, U.S. Ms. Connaughton also served on the European Federation of Pharmaceutical Industry Association, Patient Access and European Markets Committees from 2014 to 2016. She currently serves on the board of directors of Syneos Health, Inc., a biopharmaceutical services company, and Zealand Pharma A/S, a biotechnology company. She received her B.A. from Johns Hopkins University and her M.B.A. from The Wharton School, University of Pennsylvania.
The Nominating and Corporate Governance Committee believes that Ms. Connaughton’s extensive operations and commercialization experience in the pharmaceutical industry including the development of successful commercialization strategies for a number of oncology products and her consistent track record of achieving sales growth provides valuable experience and perspective to our Board, leading the Nominating and Corporate Governance Committee to determine that Ms. Connaughton should serve as one of our directors.
Kenneth J. Kelley. Mr. Kelley brings over 35 years of entrepreneurial, venture capital, operational and technical biotechnology experience to Halozyme. He is currently Chairman of the Board and mentor to the CEOs of four privately held biotechnology companies and an advisor to various publicly held biotechnology companies. From 2016 to 2018, Mr. Kelley served as a White House Presidential Executive Fellow and a Senior Advisor to the U.S. National Institutes of Health and the National Institute of Allergy and Infectious Diseases, Vaccine Research Center and to the Assistant Secretary of Preparedness and Response. From 2015 to 2016, Mr. Kelley served as an Advanced Leadership Fellow at Harvard University working on global preparedness for epidemics and pandemics. From 2007 to 2015, Mr. Kelley served as the Chief Executive Officer of privately-held PaxVax, Inc., a specialty vaccine company acquired by Emergent BioSolutions, Inc. Previously, Mr. Kelley was a General Partner at Latterell Venture Partners, where he made investments in early stage biotechnology and medical device startups. Mr. Kelley founded IntraBiotics Pharmaceuticals in 1994 and for over eight years served as CEO, Director and Chair of the Board of Directors. Earlier, Mr. Kelley was an Associate at Institutional Venture Partners (IVP), where he participated in the financing of biotech and medical companies. Prior to IVP, he was a consultant for McKinsey & Company and a scientist at Integrated Genetics (acquired by Genzyme). Mr. Kelley earned an M.B.A. from Stanford University and a B.A. in Biochemical Sciences from Harvard University and is a Fellow in the American Institute for Medical and Biological Engineering.
The Nominating and Corporate Governance Committee believes that Mr. Kelley’s strategic and operational experience, including his extensive experience as a venture capitalist in the biotechnology industry and his prior executive management experience, combined with his business acumen and judgment, provide our Board of Directors with valuable insight, operational expertise and leadership skills, leading the Nominating and Corporate Governance Committee to determine that Mr. Kelley should serve as one of our directors.
Matthew L. Posard. Mr. Posard provides our Board of Directors with extensive sales, marketing and general management experience in the life sciences and diagnostics industry. Mr. Posard is Founding Principal of Explore DNA, a life sciences executive consulting firm. Since 2017, Mr. Posard has provided advisory services to CEOs for several emerging life sciences companies. From February 2017 to April 2018, Mr. Posard served as President and Chief Commercial Officer of GenePeeks, Inc., a computational genomics company focused on transforming genetic disease risk analysis. From March 2015 to April 2016, Mr. Posard served as Chief Commercial Officer of Trovagene, Inc., a molecular diagnostic biotechnology company where he oversaw sales, marketing, client services and market and business development. Prior to joining Trovagene, Mr. Posard held multiple commercial and general management leadership roles since 2006 on the executive team of Illumina, Inc., a genomics company focusing on DNA sequencing and array based technologies, including Vice President of Marketing and later Vice President of Global Sales where he led Illumina to its first $1 billion in revenue. Mr. Posard also served as Senior Vice President and General Manager of Illumina’s new and emerging market opportunities business as well as the General Manager of its translational and consumer genomics business. Previously, Mr. Posard held commercial leadership roles in sales and marketing at Biosite, Inc., where he was instrumental in the successful introduction of the company’s BNP congestive heart failure biomarker and its BNP co-marketing collaboration with Beckman Coulter. Additionally, Mr. Posard held various positions in strategic and product marketing at Gen-Probe, Inc., helping the company attain leading market positions in DNA probe-based infectious disease diagnostics and blood banking. Mr. Posard serves on the board of directors of DermTech, Inc., a precision dermatology company. He holds a B.A. degree in Management Science from the University of California, San Diego and has been NACD board certified through UCLA’s Anderson School of Business board of director certification program.
The Nominating and Corporate Governance Committee believes that Mr. Posard’s general management, sales and marketing experience including the successful launch of products and management of sales operations provides valuable experience and perspective to our Board of Directors, leading the Nominating and Corporate Governance Committee to determine that Mr. Posard should serve as one of our directors.
Directors Continuing in Office Until the 2021 Annual Meeting
Jean-Pierre Bizzari, M.D. Dr. Bizzari provides our Board of Directors with over 30 years of clinical oncology and global drug approval strategy expertise. He retired from Celgene Corporation having served as Executive Vice President and Global Head of Oncology from October 2012 to December 2015 and as Senior Vice President for Clinical Development Oncology from 2008 to October 2012, and oversaw the development and approval of a number of leading oncology products including REVLIMID® (lenalidomide), VIDAZA® (azacitidine), ISTODAX® (romidepsin) and ABRAXANE® (nab-paclitaxel). Prior to 2008, Dr. Bizzari served as Vice President, Clinical Oncology Development for Sanofi-Aventis where he oversaw the approval of Eloxatin® (oxaliplatin), Taxotere® (docetaxel) and Elitek®(rasburicase). Dr. Bizzari was also Vice President, Clinical Development Oncology for Rhône-Poulenc Rorer. Dr. Bizzari is a member of the Scientific Advisory Board of France’s National Cancer Institute. Dr. Bizzari has also been a member of the international scientific committee of the French National Cancer Research Institute since 2005 and the French National Cancer Institute (INCa) since 2010. Dr. Bizzari also serves on the board of directors of Transgene SA, a biopharmaceutical company, and biotechnology companies Compugen Ltd., Pieris Pharmaceuticals, Inc. and Nordic Nanovector ASA. Within the past five years he also served on the board of directors of Celator Pharmaceuticals, Inc., a biopharmaceutical company, and iTeos Therapeutics S.A, a biotechnology company. He also serves as a board observer at Onxeo S.A. Dr. Bizzari is a Doctor of Medicine and a graduate of the Nice Medical School and a specialist in oncology (training in Toronto and Montreal). Dr. Bizzari was also an assistant in the medical oncology department at La Pitié-Salpêtrière hospital in Paris.
The Nominating and Corporate Governance Committee believes that Dr. Bizzari’s track record of success in developing strategies that have resulted in global approvals for some of the world’s most important cancer drugs provides our Board of Directors with valuable strategic expertise in both oncology drug development and global commercialization, leading the Nominating and Corporate Governance Committee to determine that Dr. Bizzari should serve as one of our directors.
James M. Daly. Mr. Daly is an advisor to a number of biotechnology companies. Previously, he served as Executive Vice President and Chief Commercial Officer at Incyte Corporation, a biopharmaceutical company, a position he held from October 2012 to June 2015. Prior to joining Incyte, Mr. Daly served in various senior management positions, including Senior Vice President of North America Commercial Operations and Global Marketing/Commercial Development at Amgen, Inc., a global pharmaceutical company where he was employed from January 2002 to December 2011. Prior to his employment with Amgen, Mr. Daly was Senior Vice President and General Manager of the Respiratory/Anti-Infective business unit at GlaxoSmithKline, where he was employed from June 1985 to December 2001. Within the past five years, Mr. Daly served on the board of directors of Chimerix, Inc., a biopharmaceutical company. Mr. Daly serves on the board of directors of biopharmaceutical companies Acadia Pharmaceuticals Inc., argenx SE, Bellicum Pharmaceuticals, Inc. and Madrigal Pharmaceuticals, Inc. Mr. Daly earned his B.S. in Pharmacy and M.B.A. from the University at Buffalo, The State University of New York.
The Nominating and Corporate Governance Committee believes that Mr. Daly’s extensive commercial, business development and leadership experience at biopharmaceutical companies including his involvement in the successful launch of pharmaceutical products, management of large commercial operations and his experience serving on the board of directors at other biopharmaceutical companies provides valuable experience and perspective to our Board of Directors, leading the Nominating and Corporate Governance Committee to determine that Mr. Daly should serve as one of our directors.

Directors Continuing in Office Until the 2022 Annual Meeting
Jeffrey W. Henderson. Mr. Henderson has served as President of JWH Consulting LLC, a business advisory firm primarily focused on healthcare since January 2018. Mr. Henderson provides our Board of Directors with a wealth of corporate leadership experience, particularly in corporate finance, having served as the Chief Financial Officer of Cardinal Health, Inc. from May 2005 to November 2014. As Cardinal Health’s Chief Financial Officer, Mr. Henderson led various departments within the company, including finance, information technology and global shared services. He also had operational responsibility for Cardinal’s business in Canada and China. From November 2014 to his retirement from Cardinal Health in August 2015, Mr. Henderson served in an executive capacity assisting in the transition of his responsibilities as Chief Financial Officer. Prior to joining Cardinal Health, Mr. Henderson held various senior management positions at Eli Lilly and Company from 1998 to 2005, including President and General Manager, Eli Lilly Canada, Inc., Vice President and Corporate Controller and Vice President and Corporate Treasurer. From 1988 to 1998, Mr. Henderson held various senior management positions at General Motors Corporation including serving as Chief Financial Officer at IBC Vehicles Limited and as Regional Treasurer at GM’s Asia-Pacific Regional Treasury Center. He currently serves on the board of directors of Becton Dickinson and Company, a medical technology company, Fibrogen, Inc., a biotechnology company, and Qualcomm, Inc., a wireless communications company. He holds a B.S. degree in electrical engineering from Kettering University and a M.B.A. from Harvard Graduate School of Business Administration.
The Nominating and Corporate Governance Committee believes Mr. Henderson’s extensive experience serving in executive leadership positions, including as Chief Financial Officer, with a large publicly-traded healthcare corporation, combined with his business acumen and judgment, including his qualifications as an audit committee financial expert, provide our Board of Directors with valuable financial, strategic and operational expertise and leadership skills, leading the Nominating and Corporate Governance Committee to determine that Mr. Henderson should serve as one of our directors.
Connie L. Matsui. Ms. Matsui brings to our Board over 18 years of general management experience in the biotechnology industry. She retired from Biogen Idec Inc. in January 2009 as the Executive Vice President, Knowledge and Innovation Networks. She served as an Executive Committee member at both Biogen Idec and IDEC Pharmaceuticals, a predecessor of Biogen Idec. Among the major roles she played after joining IDEC Pharmaceuticals in November 1992 were: Senior Vice President, overseeing investor relations, corporate communications, human resources, project management and strategic planning; Collaboration Chair for the late stage development and commercialization of rituximab (tradenames: Rituxan® and MabThera®) in partnership with Roche and Genentech; and Project Leader for Zevalin®, the first radioimmunotherapy approved by the U.S. FDA. Prior to entering the biotechnology industry, Ms. Matsui worked for Wells Fargo Bank in general management, marketing and human resources. Ms. Matsui has been active on a number of not-for-profit boards and served as National President/Board Chair of the Girl Scouts of the USA from 1999 to 2002. Ms. Matsui serves on the board of directors biopharmaceutical companies Artelo Biosciences, Inc. and Sutro Biopharma, Inc. Ms. Matsui earned B.A. and M.B.A. degrees from Stanford University.
The Nominating and Corporate Governance Committee believes that Ms. Matsui’s operational experience, including her extensive knowledge of the biotechnology industry, her service in other public company management teams and her prior business experience, combined with her business acumen and judgment, provide our Board of Directors with valuable management and operational expertise and leadership skills, leading the Nominating and Corporate Governance Committee to determine that Ms. Matsui should serve as one of our directors.
Helen I. Torley, M.B. Ch.B., M.R.C.P. Dr. Torley brings to our company extensive commercial and business experience as well as an extensive knowledge of the biotechnology industry. Dr. Torley joined Halozyme in January 2014 as President and Chief Executive Officer. Throughout her career, Dr. Torley has led several successful product launches, including Kyprolis®, Prolia®, Sensipar®, and Miacalcin®. Prior to joining Halozyme, Dr. Torley served as Executive Vice President and Chief Commercial Officer for Onyx Pharmaceuticals from August 2011 to December 2013 overseeing the collaboration with Bayer on Nexavar® and Stivarga® and the U.S. launch of Kyprolis. She was responsible for the development of Onyx’s commercial capabilities in ex-US markets and in particular, in Europe. Prior to Onyx, Dr. Torley spent 10 years in management positions at Amgen Inc., most recently serving as Vice President and General Manager of the US Nephrology Business Unit from 2003 to 2009 and the U.S. Bone Health Business Unit from 2009 to 2011. From 1997 to 2002, she held various senior management positions at Bristol-Myers Squibb, including Regional Vice President of Cardiovascular and Metabolic Sales and Head of Cardiovascular Global Marketing. She began her career at Sandoz/Novartis, where she ultimately served as Vice President of Medical Affairs, developing and conducting post-marketing clinical studies across all therapeutic areas, including oncology. Dr. Torley serves on the board of directors of Quest Diagnostics Incorporated, a diagnostic information services company. Within the past five years, Dr. Torley served on the board of directors of Relypsa, Inc., a biopharmaceutical company. Before joining the industry, Dr. Torley was in medical practice as a senior registrar in rheumatology at the Royal Infirmary in Glasgow, Scotland. Dr. Torley received her Bachelor of Medicine and Bachelor of Surgery degrees (M.B. Ch.B.) from the University of Glasgow and is a Member of the Royal College of Physicians (M.R.C.P).
The Nominating and Corporate Governance Committee believes that Dr. Torley’s extensive commercial and operational experience, including successful launches of products, and her deep knowledge of the biotechnology industry and the competitive environment, and her service as our Chief Executive Officer, combined with her business acumen and judgment, provide our Board of Directors with valuable commercial and operational expertise and leadership skills, leading the Nominating and Corporate Governance Committee to determine that Dr. Torley should serve as one of our directors.

CORPORATE GOVERNANCE
Director Independence
The Board of Directors (or “Board”) has determined that, other than Dr. Torley, each of the members of the Board of Directors is an independent director within the meaning set forth under applicable rules of the NASDAQ Stock Market. Dr. Torley does not meet the requirements for director independence because she serves as the President and Chief Executive Officer of Halozyme.
Board Leadership
In 2005, the Board separated the Chief Executive Officer and Board Chair positions to: (i) provide a stronger corporate governance structure; (ii) improve overall Board effectiveness; and (iii) enhance communication between management and the Board. Ms. Matsui began serving as the non-employee Chair of the Board of Directors in February 2016.
Executive Sessions
Our independent directors generally meet in executive session without management present each time the Board holds its regularly scheduled meetings. The Chair of the Board of Directors, acts as the presiding director for such executive sessions of independent directors.
Board Meetings and Committees
The Board of Directors held six meetings during the fiscal year ended December 31, 2019. The Board of Directors has three standing committees: (i) Audit Committee; (ii) Compensation Committee; and (iii) Nominating and Corporate Governance Committee. During the last fiscal year, each director attended at least 75% of the total number of meetings of the Board and the committees of the Board on which such director served during that period. Our standing committees are currently comprised of the following directors:

Name	Audit Committee	Compensation Committee	Nominating / Corporate Governance Committee
Jean-Pierre Bizzari, M.D.		X
Bernadette Connaughton	X	X
James M. Daly			X
Jeffrey W. Henderson	Chair	X
Kenneth J. Kelley	X		Chair
Connie L. Matsui		Chair
Matthew L. Posard	X		X
Helen I. Torley, M.B. Ch.B., M.R.C.P.

________________
Audit Committee
The current members of the Audit Committee are Jeffrey W. Henderson (Chair), Bernadette Connaughton, Kenneth J. Kelley and Mathew L. Posard. All members of the Audit Committee satisfy the independence requirements set forth under the applicable rules of the NASDAQ Stock Market and Rule 10A-3 of the Exchange Act, and each of them is able to read and fundamentally understand financial statements. Mr. Henderson is an “audit committee financial expert,” as defined in the rules of the Securities and Exchange Commission. The Audit Committee operates under a written charter that is available on our website at: www.halozyme.com. The primary purpose of the Audit Committee is to oversee our accounting and financial reporting processes and the functions of the Audit Committee include retaining our independent registered public accounting firm, reviewing its independence, reviewing and approving the planned scope of its annual audit, reviewing and approving any fee arrangements with our independent registered public accounting firm, overseeing its audit work, reviewing and pre-approving any non-audit services that may be performed by the independent registered public accounting firm, reviewing the adequacy of our accounting and financial controls, reviewing our critical accounting policies and reviewing and approving any related party transactions. The Audit Committee held five meetings during the fiscal year ended December 31, 2019.
Additional information regarding the Audit Committee is set forth in the Report of the Audit Committee contained in this Proxy Statement.
Compensation Committee
The current members of the Compensation Committee are Connie L. Matsui (Chair), Jean-Pierre Bizzari, Bernadette Connaughton and Jeffrey W. Henderson. All members of the Compensation Committee satisfy the independence requirements set forth under the applicable rules of the NASDAQ Stock Market, qualify as non-employee directors as defined in Rule 16b-3 under the Securities Exchange Act, and as outside directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee operates under a written charter that is available on our website at: www.halozyme.com. The primary purpose of the Compensation Committee is to discharge the Board’s responsibilities relating to compensation and benefits of our executive officers. More specifically, the Compensation Committee reviews and approves the salary and bonus earned by the Chief Executive Officer and other executive officers; approves equity awards to executive officers; approves employment and severance agreements of executive officers; and reviews the compensation of non-employee directors for service on the Board of Directors and its committees. The Compensation Committee held five meetings during the fiscal year ended December 31, 2019.
Nominating and Corporate Governance Committee
The current members of the Nominating and Corporate Governance Committee are Kenneth J. Kelley (Chair), James M. Daly and Matthew L. Posard. All members of the Nominating and Corporate Governance Committee satisfy the independence requirements set forth under the applicable rules of the NASDAQ Stock Market. The Nominating and Corporate Governance Committee operates under a written charter that is available on our website at: www.halozyme.com. The primary responsibilities of the Nominating and Corporate Governance Committee are to (i) identify individuals qualified to become Board members; (ii) select, or recommend to the Board, director nominees for each election of directors; (iii) develop and recommend to the Board criteria for selecting qualified director candidates; (iv) consider committee member qualifications, appointment and removal; (v) recommend applicable corporate governance principles, codes of conduct and compliance mechanisms, and (vi) provide oversight in the evaluation of the Board and each committee. The Nominating and Corporate Governance Committee held four meetings during the fiscal year ended December 31, 2019.
With respect to Board membership, the Nominating and Corporate Governance Committee’s goal is to assemble a Board of Directors that brings a variety of perspectives and skills derived from high quality business and professional experience. There are no stated minimum criteria for director nominees, but the Nominating and Corporate Governance Committee believes that at least one member of the Board should meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the Board should meet the definition of “independent director” under the applicable rules of the NASDAQ Stock Market. The Nominating and Corporate Governance Committee also believes it is appropriate for at least one key member of management to participate as a member of the Board.
While we do not have a formal diversity policy, our Board of Directors believes that our Board should have diversity of knowledge base, professional experience and skills, and actively seeks director candidates who brings diversity of age, gender, nationality, race, ethnicity and sexual orientation. When considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by our stockholders, the Nominating and Corporate Governance Committee will review the candidate’s integrity, business acumen, age, experience, commitment, diligence, conflicts of interest, existing time commitments and the ability to act in the interests of all stockholders. Once a potential qualified candidate is identified, multiple members of the Nominating and Corporate Governance Committee will interview that candidate. The committee may also ask the candidate to meet with non-committee members of the Board and/or members of management and, if the committee believes a candidate would be a valuable addition to the Board, it will recommend that candidate to the full Board.
Pursuant to the terms of its charter and our Corporate Governance guidelines, the Nominating and Corporate Governance Committee will consider qualified director candidates suggested by our stockholders. Stockholders may recommend individuals for the Nominating and Corporate Governance Committee to consider as potential director candidates by submitting the candidate’s name, contact information and biographical information in writing to the “Halozyme Nominating and Corporate Governance Committee” c/o Corporate Secretary, 11388 Sorrento Valley Road, San Diego, California 92121. The biographical information and background materials of any such candidate will be forwarded to the Nominating and Corporate Governance Committee for its review and consideration. The committee’s review process for candidates identified by our stockholders is essentially identical to the review process for candidates identified by the committee. In addition to the process discussed above regarding the consideration of the Nominating and Corporate Governance Committee of candidates suggested by our stockholders, our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to our Board at our Annual Meeting of Stockholders.
Risk Management
Our Board is responsible for reviewing and assessing business enterprise risk and other major risks facing the Company, and evaluating management’s approach to addressing such risks. Periodically, our Board reviews key risks facing the Company, plans for addressing these risks and the Company’s risk management practices overall. In connection with these reviews, our Board members rely on information from external sources as well as on their individual experiences identifying and managing business enterprise risk for other entities both within and outside of our industry. In addition, the committees of our Board consider and address risk as they perform their respective committee responsibilities. For example, financial risks are overseen by our Audit Committee and our Compensation Committee periodically reviews the most important enterprise risks to ensure that our compensation programs do not encourage excessive risk-taking. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise risk.
Our senior management team is responsible for day-to-day risk management and regularly reports on risks to our full Board or a relevant committee. Our legal, finance and regulatory areas serve as the primary monitoring and evaluation function for company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for our business. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels.
We believe the division of risk management responsibilities described above is an effective approach for identifying and addressing the risks facing our Company, and that the leadership structure of our Board is effective in implementing this approach.
Communications with Directors
Stockholders may communicate with any and all directors by transmitting correspondence by mail addressed as follows: “Halozyme Board of Directors” c/o Corporate Secretary, 11388 Sorrento Valley Road, San Diego, California 92121. The Corporate Secretary will transmit as soon as practicable such communications to the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communication, as determined by the Corporate Secretary.
Director Attendance at Annual Meetings
Our Corporate Governance Guidelines state that all directors shall make every effort to attend the Company’s Annual Meeting of Stockholders. Eight of our directors attended our Annual Meeting of Stockholders in 2019.
Code of Conduct and Ethics and Corporate Governance Guidelines
The Board has adopted a Code of Conduct and Ethics that applies to all of our employees, officers and directors. The Board has also adopted Corporate Governance Guidelines. Copies of these documents are available on our website at: www.halozyme.com. Amendments to or waivers of our Code of Conduct and Ethics granted to any of our directors or executive officers will be published promptly within four business days on our website, www.halozyme.com. Please note that the information on our website is not incorporated by reference in this Proxy Statement.
Compensation Committee Interlocks and Insider Participation
None of the directors who served on the Compensation Committee during 2019 has ever been an officer or employee of ours or had a relationship in 2019 requiring disclosure under applicable SEC regulations. None of our executive officers currently serves, or served during 2019, on the compensation committee or board of directors of any other entity that has an executive officer serving as a member of our Board of Directors or Compensation Committee.

PROPOSAL NO. 2
ADVISORY (NON-BINDING) VOTE
ON EXECUTIVE COMPENSATION (SAY-ON-PAY)
Background
The advisory vote on executive compensation is a non-binding vote on the compensation of our Named Executive Officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this Proxy Statement. Please read the Compensation Discussion and Analysis section of this Proxy Statement for a detailed discussion about our executive compensation programs, including information about the fiscal year 2019 compensation of our Named Executive Officers.
The advisory vote on executive compensation is not a vote on our general compensation policies, the compensation of our Board of Directors, or our compensation policies as they relate to risk management. The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we hold the advisory vote on executive compensation at least once every three years. Upon the recommendation of our stockholders at our 2017 Annual Meeting of Stockholders, our Board of Directors determined that we will hold the advisory vote on executive compensation annually until the next required non-binding stockholder advisory vote on the frequency of future stockholder non-binding advisory votes on the compensation of our Named Executive Officers which will occur no later than our 2023 Annual Meeting of Stockholders.
We have many compensation practices that ensure consistent leadership, decision-making and actions without taking inappropriate or unnecessary risks. These compensation practices are discussed in detail in the Compensation Discussion and Analysis section of this Proxy Statement and have the following objectives:

•	Properly align the interests of our stockholders with those of our executive leadership team;

•	Reward actions and achievements that are consistent with the short- and long-term goals of Halozyme’s business strategy; and

•	Remain competitive to attract, retain and motivate employees with relevant experience and skills needed to achieve our business goals.
The vote solicited by this Proposal No. 2 is advisory, and therefore is not binding on the Company, our Board of Directors or our Compensation Committee, nor will its outcome require the Company, our Board of Directors or our Compensation Committee to take any action. Moreover, the outcome of the vote will not be construed as overruling any decision by the Company, the Board of Directors or the Compensation Committee.
Furthermore, because this non-binding, advisory resolution primarily relates to the compensation of our Named Executive Officers that has already been paid or contractually committed, there is generally no opportunity for us to revisit these past decisions. However, our Board of Directors, including our Compensation Committee, values the opinions of our stockholders and, to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and evaluate what actions, if any, may be appropriate to address those concerns.
Stockholders will be asked at the Annual Meeting to approve the following resolution pursuant to this Proposal No. 2:
RESOLVED, that the stockholders of Halozyme Therapeutics, Inc. approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, disclosed pursuant to Item 402 of Regulation S-K in the Company’s Definitive Proxy Statement for the 2020 Annual Meeting of Stockholders.
Vote Required
Approval of this resolution requires the affirmative vote of a majority in voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Abstentions will be treated as votes “against” the proposal. Broker non-votes will have no effect on the outcome of the vote.
Recommendation
The Board of Directors believes that the compensation of our Named Executive Officers, as described in the Compensation Discussion and Analysis and the tabular disclosures and accompanying narrative disclosures under the heading “Executive Compensation and Related Information” is appropriate for the reasons stated above. Therefore, the Board of Directors unanimously recommends a vote “FOR” approval of the compensation for our Named Executive Officers.

PROPOSAL NO. 3
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors of Halozyme has selected Ernst & Young LLP as the independent registered public accounting firm to audit the consolidated financial statements of Halozyme for the fiscal year ending December 31, 2020. Ernst & Young LLP has acted in such capacity since its appointment on June 28, 2006. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting of Stockholders, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.
Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
Vote Required
The affirmative vote of a majority in voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter shall ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. Abstentions will be treated as votes “against” the proposal. Broker non-votes will have no effect on the outcome of the vote.
Board of Directors Recommendation
The Board of Directors unanimously recommends a vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.
PRINCIPAL ACCOUNTING FEES AND SERVICES
The following table sets forth the aggregate fees billed to Halozyme for the fiscal years ended December 31, 2019 and 2018 by Ernst & Young LLP:

	Fiscal 2019	Fiscal 2018
Audit Fees(1)	$892,492	$857,465
Tax Fees(2)	61,230	64,192
All Other Fees(3)	—	3,460
Total	$953,722	$925,117
________________

(1)
Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements, including the audit of internal control over financial reporting and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)	Tax Fees consist of fees billed for professional services rendered for tax compliance and tax advice.

(3)	All Other Fees consist of fees for products and services other than the services reported above.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval policy. The Chair of the Audit Committee is also authorized, pursuant to delegated authority, to pre-approve additional services on a case-by-case basis, provided that such approvals are communicated to the full Audit Committee at its next meeting.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited consolidated financial statements and the related schedule in the Annual Report with Company management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.
The Committee is governed by a charter. The Committee held five meetings during fiscal year 2019. The Committee is comprised solely of independent directors as defined by the Nasdaq listing standards and Rule 10A-3 of the Securities Exchange Act of 1934. The meetings of the Committee are designed to facilitate and encourage communication among the Committee, the Company, the Company’s internal audit function and the Company’s independent registered public accounting firm.
The Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of the Company’s internal control, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.
The Committee reviewed and discussed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements and related schedule with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed by the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) the rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB regarding the firm’s communications with the Committee concerning the firm’s independence, has discussed with the independent registered public accounting firm the firm’s independence from Company management and the Company and considered the compatibility of non-audit services with the firm’s independence.
The Committee also reviewed and discussed with management and the independent registered public accounting firm the Company’s audited consolidated financial statements and related schedule for the year ended December 31, 2019 and the results of management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s audit of internal control over financial reporting.
In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements and related schedule and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2019 filed by the Company with the Securities and Exchange Commission.
AUDIT COMMITTEE
Jeffrey W. Henderson (Chair)
Bernadette Connaughton
Kenneth J. Kelley
Matthew L. Posard

EXECUTIVE COMPENSATION AND RELATED INFORMATION
COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
The Compensation Committee oversees the compensation program for the Company’s executive officers. In this role, the Compensation Committee reviews and approves annually all compensation decisions relating to our Named Executive Officers (“NEOs”).
Halozyme’s executive compensation program ties a substantial portion of each executive’s overall compensation to the achievement of key strategic, financial and operational goals and aligns the interests of executive officers with stockholders by annually awarding both restricted stock and stock options. Consistent with this approach, the compensation of our NEOs for 2019 featured:

•
cash payouts under our annual cash bonus program ranging from 104 percent and 124.8 percent of target, reflective of the strong operating performance of Halozyme as well as strong individual performance,

•	base salary, target bonus opportunity, and long-term equity-based grant values consistent with executives at similarly situated biopharmaceutical companies,

•
a compensation package more heavily weighted toward long-term equity-based incentive compensation than salary and annual cash incentives in order to emphasize the focus on Halozyme’s long-term performance,

•
stock ownership and stock retention guidelines, encouraging executives to maintain a meaningful ownership position in the Company, focus on Halozyme’s long-term performance and discourage unreasonable risk-taking,

•	certain compensation elements subject to recoupment (or “claw back”) in the event of an accounting restatement due to material noncompliance with any financial reporting requirements,

•	a policy not to include tax gross-ups in ongoing compensation arrangements,

•	double-trigger provisions in all executive and employee change-in-control agreements and arrangements, and

•	no ongoing perquisites other than selective relocation reimbursements.
Management has a practice of periodically soliciting feedback on Halozyme’s executive compensation program from institutional stockholders. Specific feedback from stockholders is discussed with the Compensation Committee and taken into account as future decisions are made. For example, the Compensation Committee has taken the following actions since 2017 as a result of feedback from stockholders:

•	enhanced disclosure in the Compensation Discussion and Analysis (“CD&A”) regarding the annual bonus plan design,

•	modified the peer group used for compensation comparisons to include companies that are similar to Halozyme with respect to its business model, and

•	continued discussions around future long-term incentive (“LTI”) plan design.
2019 Business Highlights
Halozyme successfully completed a transition to focus its business solely on its ENHANZE drug delivery technology following the announcement in November 2019 of negative results of its HALO-301 Phase 3 clinical study. As a result, the Company halted its proprietary drug development activities and initiated a restructuring to position the Company for success and growth in the future. During the entire year, but particularly during this restructuring process, the Company operated efficiently and effectively with a focused and cohesive leadership team. Specifically, during 2019 Halozyme accomplished:
Strategic Actions to Reposition Focus on ENHANZE: Executed several important actions to immediately reposition the company, including:

•
initiated a corporate restructuring that will enable the Company to become sustainably profitable beginning in the second quarter of 2020. The restructuring included a headcount reduction of 55%, or approximately 160 positions, which was substantially completed in January 2020,

•
commenced execution of a board-approved $550 million three-year share repurchase program, of which the Company completed $200 million worth of share repurchases prior to the end of the first quarter of 2020,

•	successfully completed a $460 million offering of convertible senior notes due 2024 to recapitalize the Company and facilitate an immediate return of capital to investors via share repurchases, and

•
implemented cost reductions expected to result in annualized corporate operating expenses, excluding cost of goods sold, of $65 million to $75 million upon completion of the restructuring, which is anticipated by the fourth quarter of 2020.

In addition to these strategic actions, we made significant progress with our ENHANZE® drug delivery technology, including:

•
supported our partners in advancing five new products in combination with the ENHANZE technology to the clinic in 2019, including initiations of Phase 1 studies from argenx, Roche, Bristol-Myers Squibb, and an existing partner that remains undisclosed,

•	announced that Roche selected an additional target for development,

•
supported regulatory filings by our partner Janssen to the U.S. Food and Drug Administration and European Medicines Agency in July 2019 for the subcutaneous formulation of Darzalex® (daratumumab) utilizing ENHANZE,

•
announced positive phase 3 results were achieved by our partner, Genentech, a member of the Roche Group, in its Phase 3 FeDeriCa study and completion of regulatory filings in the United States and EU in the first quarter of 2020. The FeDeriCa study investigated a fixed-dose combination of pertuzumab (Perjeta®) and trastuzumab (Herceptin®) for subcutaneous administration using Halozyme's ENHANZE drug delivery technology in combination with intravenous chemotherapy.

•
entered into an agreement with argenx, a biotechnology company, in February 2019 for the right to develop and commercialize one exclusive target, the human neonatal Fc receptor FcRn, which is the target argenx's lead asset efgartigimod (ARGX-113) is directed against. Subsequently in May 2019, argenx nominated a second target to be studied using ENHANZE technology, a human complement factor C2 associated with the product candidate ARGX-117, which is being developed to treat severe autoimmune diseases, triggering a $10.0 million payment,

•
announced in February 2019 that Genentech, a member of the Roche Group, received approval from the FDA for Herceptin Hylecta™ (trastuzumab and hyaluronidase-oysk), a co-formulation of trastuzumab and rHuPH20 marketed as Herceptin SC outside of the U.S. Herceptin Hylecta is approved for the treatment of certain people with HER2-positive early breast cancer.

Financial Results: Revenue in 2019 increased 29% from 2018 to $196.0 million as expected driven by an increase in our collaboration revenue, and an increase in bulk rHuPH20 sales to our partners offset by a slight decline in royalties. The Company ended 2019 with $421.3 million in cash and marketable securities, compared to $354.5 million at the end of 2018.
2019 CEO Compensation
In 2019, the annualized total target cash compensation for our Chief Executive Officer (“CEO”), Dr. Helen I. Torley, was $1,331,750 ($761,000 in base salary plus $570,750 in target bonus opportunity). Dr. Torley’s base salary was increased for 2019 by 5.0% as a result of the Compensation Committee’s assessment of her contribution to Halozyme’s performance during 2018 and its review of base salary paid to other peer group CEOs (based on proxy data compiled from Equilar’s executive compensation benchmarking platform) relative to our pay philosophy. Dr. Torley’s target bonus opportunity for 2019 (assuming achievement of the corporate goals at 100%) was 75% of her base salary, which has not changed since she commenced employment with the Company in 2014. The Committee believes this bonus target is appropriate based on her level of experience and the Committee’s review of bonus targets for other peer group CEOs (also based on proxy data available through Equilar). The bonus she received for 2019 was $712,296 which represents 120% of the net funded amount under the company’s Employee Bonus Plan (“EBP”). This amount was based on the Committee’s assessment of the Company’s strong performance throughout 2019 as well as Dr. Torley’s significant contributions during the year. Specifically, Dr. Torley:

•	Led the Company to be fully prepared for rapid BLA and MAA submissions and US and EU launches upon regulatory approval, assuming positive data from HALO-301,

•	Led detailed scenarios and operational planning to be prepared for immediate execution upon both positive and negative outcomes of HALO-301 study,

•
Led the effective and clear external and internal communication of the negative HALO-301 clinical study results and subsequent prompt decisive actions related to the new corporate strategy and structure, and

•
Led the development, with input from the Board, bankers and advisors, of the company’s capital return plan which included successful execution of a $460 million convertible debt offering, of which $200 million was used to repurchase $200 million in shares prior to the end of the first quarter of 2020.

In addition, Dr. Torley continued to build organizational capabilities that position the Company for future growth and success.
Dr. Torley also received a Long-Term Incentive (“LTI”) award during 2019 that had a grant date fair value of $4,368,250 that was delivered 50% in stock options and 50% in time-vesting restricted stock units. This award was granted as a result of the Compensation Committee’s assessment of her contribution to Halozyme’s performance during 2018 and its review of LTI compensation paid to other peer group CEOs (based on proxy data available through Equilar). The Committee utilized this mix to focus management on the achievement of long-term goals designed to drive shareholder value creation, replicating a stockholder’s ownership position at any point in time. Stock option grants vest 25% on the one-year anniversary of the date of grant and the remaining options vest monthly over the following three years, while restricted stock unit grants vest 25% annually over a four-year period beginning one year following the grant date. The Committee believes this vesting schedule aligns with practices of other biopharmaceutical companies while providing a reasonable level of retention incentive.
Halozyme’s Executive Compensation Program
The principal elements of our executive compensation program are base salary, an annual cash incentive and an annual LTI award opportunity (consisting of stock options and restricted stock units).

	What We Do		What We Do Not Do

✓	Pay annual bonus based on the achievement of Company goals, individual performance, and contribution in achieving those goals	×	No guaranteed annual bonus payouts
✓	Cap the annual bonus plan payout	×	No buyback or repricing of stock options
✓	Prohibit executive officer hedging and pledging of Company stock	×	No executive single-trigger change in control benefits
✓	Maintain an executive officer recoupment (“claw back”) policy	×	No on-going executive perquisites other than selective relocation reimbursements
✓	Monitor robust stock ownership and retention guidelines for all executive officers	×	No supplemental executive benefits
✓	Conduct an annual comprehensive compensation program risk assessment	×	No excise tax gross-ups within ongoing executive compensation arrangements

Detailed Discussion and Analysis
This CD&A describes the material elements of compensation paid to the NEOs during 2019. Following this discussion is a series of tables containing specific data about the compensation earned by or granted to the following NEOs in 2019:

Name	Principal Position
Helen I. Torley	President and Chief Executive Officer
Laurie D. Stelzer (1)	former Senior Vice President, Chief Financial Officer (“CFO”)
Harry J. Leonhardt (1)	former Senior Vice President, General Counsel and Corporate Secretary
Alison Armour (1)	former Senior Vice President, Head of Research & Development
Benjamin J. Hickey (1)	former Senior Vice President, Chief Commercial Officer (“CCO”)
(1) Ms. Stelzer separated employment from Halozyme on March 6, 2020 to pursue another employment opportunity. Messrs. Leonhardt and Hickey and Dr. Armour separated employment from Halozyme on January 3, 2020 as part of the restructuring implemented following the results of our HALO-301 Study.
The Compensation Committee makes all decisions relative to the total direct compensation (base salary, annual cash incentive, and LTI awards) of all executive officers (including the CEO). Additional details regarding the role and responsibilities of the Compensation Committee are provided below.
In May 2019, Dr. Armour joined Halozyme as Senior Vice President & Head of Research & Development and was provided with a total compensation offer and certain other benefits related to her relocation to the San Diego area, that were competitive with external market practices for executives with similar experience in comparable roles. Amounts received by Dr. Armour in 2019 are described in further detail within the Summary Compensation Table.
Elements of Executive Compensation for 2019
The material elements of 2019 compensation for our NEOs consisted of:

•	base salary;

•	annual cash incentive; and

•	LTI compensation.
We also provide our NEOs with the same package of employee benefits that are provided to all full-time employees, including Company matching contributions to a 401(k) plan, health insurance, group term life insurance, and disability income insurance. From time to time, we may also provide recognition awards, gifts of nominal value or a relocation allowance in connection with the recruitment of an employee (including an executive officer) with needed skills and experience. No other perquisites or supplemental executive benefits are provided to our NEOs.

As shown in the illustration below, a significant portion of our NEOs’ “target” total direct compensation is variable and based on Halozyme’s stock price performance.

Base Salary
The Compensation Committee determines base salaries for NEOs each year based upon the following factors (with no specific weight applied to each factor):

•	the scope and complexity of the NEO’s responsibilities,

•	a review of external market practices and survey results (a more detailed description of the methodology used to assess external market practices is provided below),

•	the NEO’s experience prior to joining Halozyme, and

•
the CEO’s evaluation of the NEO’s performance and contribution to the success of Halozyme (in the case of the CEO, the evaluation is done in executive session by the Compensation Committee in collaboration with the full Board of Directors).

Base salary levels are reviewed annually. For 2019, base salary was increased by 5.0% for the CEO and an average of 4.7% for other NEOs as reflected in the table below. These adjustments reflect a merit increase consistent with both market practices and recognition of the contributions made during 2018.

Executive Officer	2018 Base Salary	2019 Base Salary	% Increase
Helen I. Torley	$725,000	$761,000	5.0%
Laurie D. Stelzer	$470,000	$495,000	5.3%
Harry J. Leonhardt	$442,000	$464,000	5.0%
Alison Armour (1)	N/A	$495,000	N/A
Benjamin J. Hickey	$465,000	$483,000	3.9%
(1)    Dr. Armour’s employment with Halozyme commenced on May 6, 2019.
Annual Cash Incentive
NEOs participate each year in the EBP. The actual cash incentive paid to each NEO with respect to 2019 was determined by the performance of Halozyme as measured by the level of achievement of nine metrics in two overarching categories (“Corporate Performance”). Additionally, the Committee may modify final payouts based on individual performance during the year relative to the level of achievement of personal goals (“Individual Performance Factor”) but the total payout cannot exceed two times the target cash incentive opportunity for the NEO. Additionally, NEOs must achieve at least 60% of his/her individual performance objectives in order to be eligible for a cash incentive payment. Cash incentive payments are prorated for new hires based on the number of days employed at Halozyme in 2019.
Corporate Performance. Corporate goals were established by the Compensation Committee as a way to track and measure the achievement of key objectives during the year. The two overarching categories and weighting by which Corporate Performance was determined (and the EBP was funded) are summarized in the diagram below:

Within each of the categories, the Compensation Committee approved specific metrics and goals for Halozyme to achieve. As described further below, these corporate goals, when taken together, are intended to measure the Company’s progress toward annual operating objectives and long-term drivers of sustainable value creation. The incentive zone ranges between 50% and 200% for each of the ten metrics. The Board of Directors approved the threshold (50%), target (100%), and maximum (200%) funding goals/level of performance for each metric at the beginning of the year.
The 2019 bonus plan focused on achievement of key events that resulted in i) ENHANZE growth and value-creation, ii) PEGPH20 time to data-readout and resultant strategy clarity and, iii) launch readiness, assuming positive data. The bonus plan was weighted 55% on ENHANZE-related metrics and 45% on metrics related to PEGPH20.
The Compensation Committee is responsible for certifying actual performance relative to these goals following completion of the fiscal year. As a result, the Compensation Committee determined 2019 EBP funding was achieved at 106.5% of the target bonus opportunity for the NEOs, with ENHANZE-related goals contributing 61.5% and PEGPH20-related goals contributing 45% (see table below).

Corporate Goal	Weight	Target	EBP Funding
Revenue
Total revenue from ENHANZE	25%	$208M	24%
Support from BLA Submission Readiness
Achieve HALO-301 database lock within “x” weeks of target OS events	15%	8	25.0%
HALO-301 CSR shell completed by time of database lock and within 9 weeks of target event achievement (no upside beyond 100%)	5%		5%
Complete all defined Ventana companion diagnostic regulatory submission readiness milestones by database lock and within 9 weeks of target event achievement (no upside beyond 100%)	5%		5%
Advance demonstration of pan tumor potential:
achieve enrollment goal and go/no go decision by stated date in cholangiocarcinoma and gall bladder trial (no upside beyond 100%).	10%	75 patients & go/no go on June 30	—%
Be fully ready for execution of US Early Access Program upon positive data (no upside beyond 100%)	10%	by October 1	10.0%
Grow ENHANZE potential by supporting partner attainment of “x” new study starts (phase 1, 2 or 3)	15%	6	7.5%
Support Janssen on plan BLA and MAA filings by providing all required documentation by:	15%	(1)	30.0%
TOTAL			106.5%

(1)
We consider this goal target and actual performance relative to the goal as proprietary and confidential to our partner and to Halozyme. The target of this goal was set at a challenging level such that attainment of the target was not assured at the time it was set and achievement would require a high level of execution on the part of executive management.

Individual Performance Factor. The Compensation Committee believes the actual payout to each NEO should also reflect the executive’s:

•	performance relative to individual goals and objectives established for the year,

•	contribution toward achieving the Corporate Performance results, and

•	demonstration of living Halozyme’s Leadership Attributes and Corporate Values during the year.

Ms. Stelzer, Mr. Leonhardt, Dr. Armour and Mr. Hickey each received the net funded amount for their 2019 bonus payout. Each executed on the operating plan and positioned the Company to be fully ready for success had the outcome of the HALO-301 clinical trial been successful. Additionally, each had prepared detailed contingency plans in the event of negative data and following the negative HALO-301 study results, each executive quickly implemented restructuring plans and refocused the Company on the ENHANZE platform.

The table below illustrates the 2019 cash incentive calculation for each NEO based on the following formula (also reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table).

Named Executive Officer	Annualized Base Salary ($)	Target %	Annualized Target Amount ($)	Corporate & Individual Performance Factor	Final Payout ($)
Helen I. Torley	761,000	75%	570,750	124.8%	712,296
Laurie D. Stelzer	495,000	45%	222,750	104%	231,660
Harry J. Leonhardt	464,000	45%	208,800	104%	217,152
Alison Armour (1)	495,000	45%	222,750	104%	152,324
Benjamin J. Hickey	483,000	45%	217,350	104%	226,044
________________

(1)	Dr. Armour’s employment with Halozyme commenced on May 6, 2019. Her final EBP payout amount was pro-rated for the number of days she was employed by Halozyme during 2019.
LTI Compensation
All grants of LTI compensation are made under the stockholder-approved Halozyme Therapeutics, Inc. 2011 Stock Plan. The Compensation Committee utilized two LTI delivery vehicles to grant awards to NEOs during 2019:
Stock Options are strongly aligned with stockholder interests because they deliver financial value to the NEO only if the value of our stock at the time of exercise exceeds the stock price on the day of grant. As a result, the Compensation Committee believes stock options encourage executives to focus on the decisions and behaviors required to support long-term sustainable increases in our stock price.
Time-vesting Restricted Stock Units (“RSUs”) replicate a stockholder’s ownership position at any point in time. Restricted stock also provides a counterbalance to the more uncertain value associated with stock options. As a result, the Compensation Committee believes restricted stock encourages executives to make decisions consistent with the long-term interests of our stockholders.

2019 Annual LTI Awards
For 2019, the Compensation Committee awarded annual LTI compensation for the NEOs based on the fair value they determined appropriate considering factors (with no specific weight applied to each factor) such as the competitive market, the executive’s experience, the executive’s expected contribution to the long-term success of the Company, and the executive’s skill-set relative to industry peers at biopharmaceutical companies. After considering these factors, the Compensation Committee awarded the following LTI compensation fair values to NEOs in 2019:

Name	Option Awards ($)	RSUs ($)	Total ($)
Helen I. Torley	2,184,128	2,184,130	4,368,258
Laurie D. Stelzer	750,005	750,016	1,500,021
Harry J. Leonhardt	625,007	625,008	1,250,015
Alison Armour (1)	1,000,002	1,000,006	2,000,008
Benjamin J. Hickey	625,007	625,008	1,250,015

(1)
Dr. Armour’s 2019 LTI award was granted following her commencement of employment with Halozyme as an inducement to join the company. With the negative data outcome, none of her awards vested prior to the conclusion of her employment.

Executive Total Rewards Philosophy
The Compensation Committee periodically reviews its total rewards philosophy for executive officers to confirm it continues to meet the objectives of:

•	supporting the short- and long-term business strategy,

•	anchoring to market-based principles and tailored to Halozyme’s culture, and

•	aligning the interests of the executive officers with the interests of Halozyme stockholders.
Each of the three primary compensation elements has a specific purpose and competitive positioning within the peer group as described below:

Compensation Element	Purpose	Target Market Positioning
Base Salary	• Provides a fixed amount of cash compensation based on individual performance, job scope, experience and competitive market for talent	• 50th percentile with adjustments depending upon experience, responsibilities and expected contribution
Annual Cash Incentive	• Motivates and rewards fiscal year contribution to company performance against goals and objectives	• 50th percentile target bonus opportunity with adjustments based on overall corporate and individual performance
Long-term Incentives (LTI)	• Aligns compensation with the creation of sustainable stockholder value • Increases executive stock ownership • Serves as a key retention device	• 50th percentile target LTI opportunity with adjustments based on overall corporate and individual performance and expected contribution

Competitive Peer Group
The Compensation Committee annually selects a group of peer companies for competitive analysis of executive compensation. The peer group companies are identified based upon similarity with Halozyme with respect to science/business model, revenue, market capitalization, and employee headcount. The peer group is reviewed annually and adjusted as needed to ensure that the peer companies continue to share similarities with Halozyme. For 2019 compensation decisions, the Compensation Committee utilized proxy peer group data from the following companies:

2019 Peer Group
Array Biopharma Eagle Pharmaceuticals FibroGen Inc. Exelixis, Inc. Five Prime Therapeutics Genomic Health Innoviva Intercept Pharmaceuticals Ironwood Pharmaceuticals	Lexicon Pharmaceuticals Ligand Pharmaceuticals Momenta Pharmaceuticals Nektar Therapeutics Pacira Pharmaceuticals Seattle Genetics Spectrum Pharmaceuticals Vanda Pharmaceuticals
Changes to the peer group were made (versus 2018) that (i) eliminated recently acquired companies and companies that are no longer considered comparable to Halozyme’s business, and (ii) added companies that were more closely aligned with Halozyme’s business.
Other Compensation Matters
Stock Ownership and Retention Guidelines
During 2016, the Board of Directors adopted increased stock ownership guidelines for executive officers which stipulate that the CEO is expected to own shares of Halozyme common stock with value equal to no less than four times the CEO’s current base salary and that all other executive officers are expected to own shares of Halozyme common stock with value equal to no less than two times the officer’s current base salary. In addition to increasing the stock ownership guidelines for executive officers, in 2016 the Board of Directors also adopted stock ownership guidelines for certain other officers designated by the Compensation Committee which stipulate that they are expected to own shares of Halozyme common stock with value no less than one times the officer’s current base salary. Each executive officer is expected to comply with the guidelines within five years of appointment as an executive officer. Each executive officer is required to: (i) hold at least 50% of all net shares of restricted stock that vests; and (ii) hold at least 50% of the underlying gain in shares of the Company’s common stock as a result of stock option exercises, until the executive officer comes into compliance with the stock ownership guidelines. The Compensation Committee annually reviews progress executive officers are making toward achieving compliance with these guidelines and has determined all executive officer have achieved their specific ownership levels.
Tax Deductibility of Executive Compensation
Section 162(m) of the Code disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for its “covered employees.” Prior to the Tax Cuts and Jobs Act of 2017, covered employees generally consisted of a corporation’s chief executive officer, and the three next most-highly compensated executive officers (other than its chief financial officer) and compensation that qualified as “performance-based compensation” for purposes of Section 162(m) of the Code was exempt from this $1.0 million deduction limitation. As part of the Tax Cuts and Jobs Act of 2017, the ability to rely on this exemption was, with certain limited exceptions, eliminated; in addition, the determination of the covered employees was generally expanded. In light of the repeal of the performance-based compensation exception to Section 162(m) of the Code, the Company may not be able to take a deduction for any compensation in excess of $1.0 million that is paid to a covered employee.

Change in Control Agreements
We have entered into Change-in-Control Agreements with our executive officers. The Change-in-Control Agreements provide for cash payments, continued healthcare coverage and accelerated vesting of equity awards for any such executive officer who is terminated for a reason other than cause within 12 months following a change-in-control transaction. The cash payments, to be made in a lump sum payment, will equal: (i) a multiple of the executive officer’s then-current base salary (twice the base salary of the Company’s CEO and one-and-a-half times the base salary of the other executive officers); and (ii) the amount of target annual bonus opportunity (based on the target percentage of annual base salary) in respect of the year the termination of employment occurs. The Company will also make a cash lump sum payment intended to provide the executive officer sufficient amounts to pay expected healthcare premiums under the Company’s group health plans for 18 months post termination of employment (24 months in the case of the CEO). The Change-in-Control Agreements also provide that the amount of severance benefits could potentially be subject to reduction to the extent that the total payments (as defined in the Change-in-Control Agreements) constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (“Code”), or become subject to the excise tax imposed under Section 4999 of the Code.
Employment Agreements
The Company does not have written employment agreements with executive officers.
Non-Change in Control Severance Policy
The Compensation Committee has approved a companywide severance policy that is also applicable to executive officers who are terminated by the Company without cause in the following respect: the cash severance for the executive officer will be equal to (i) the executive officer’s then-current annual base salary (1.5X for the CEO), plus (ii) a pro-rata amount equal to the executive officer’s target bonus opportunity for the year during which the separation of employment occurs based on the number of days employed during the year. Cash payments under the severance policy will normally be made in a lump sum payment, subject to standard taxes and withholdings, and will be conditioned upon the receipt of a release of claims from the executive officer. In addition to cash severance payments, the Company will also allow vested stock options (at the time of separation) to be exercisable for one year from the date of separation (or when the option expires, if earlier) and pay certain health coverage costs during the term of the applicable severance period. Despite the establishment of the severance policy, however, the Board of Directors or Compensation Committee retains the right to amend, alter or terminate the severance policy at any time.
As an inducement to relocate to the United States, Mr. Hickey was offered a special severance arrangement that would replace the above executive officer severance policy in the event that he is involuntarily terminated not for Cause or for Good Reason (both as defined within the Change in Control Agreement) during the first 18 months of employment with Halozyme. Under this arrangement he would receive (i) a cash severance lump sum payment equal to 1.5X his then current annualized base salary, (ii) 18 months’ of COBRA benefits continuation paid for by Halozyme, and (iii) any portion of his cash sign-on bonus that remains unpaid at the time of termination.
Incentive Compensation Recoupment (“Clawback Policy”)
The Compensation Committee has approved an incentive compensation recoupment policy which provides for the recovery of compensation received by NEOs in connection with a material restatement in Halozyme’s financial statement disclosure. The Board of Directors will seek reimbursement of annual cash incentive compensation and all equity compensation awards where the payout or vesting exceeds the amounts that would have been received had the financial results been properly reported.
Hedging and Pledging Restrictions
The Company’s Insider Trading Policy prohibits pledging the Company’s securities as collateral and entering into transaction to hedge the value of the Company’s securities owned by executives subject to the policy. Accordingly, under the policy all directors and employees (including officers), or their designees, are prohibited from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Halozyme’s equity securities that are either (i) granted to the employee or director by Halozyme as part of the compensation of the employee or director or (ii) held, directly or indirectly, by the employee or director.

Compensation Committee Report
We, the Compensation Committee of the Board of Directors of Halozyme Therapeutics, Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
THE COMPENSATION COMMITTEE
Connie L. Matsui (Chair)
Jean-Pierre Bizzari, M.D.
Bernadette Connaughton
Jeffrey W. Henderson

Summary Compensation Table
The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2019, 2018 and 2017 by each individual who acted as our principal executive officer, our principal financial officer, and our other most highly compensated executive officers during the fiscal year ended December 31, 2019.

2019 SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)		Total ($)
Helen I. Torley	2019	761,000	—		2,184,130		2,184,128		712,296	15,572		5,857,126
President and Chief Executive Officer	2018	725,000	—		2,115,640		2,115,631		831,665	11,733		5,799,669
	2017	671,000	—		1,900,011		1,900,003		699,115	10,422		5,180,551

Laurie D. Stelzer	2019	495,000	2,500	(5)	750,016		750,005		231,660	16,939		2,246,120
Former Senior Vice President, Chief Financial Officer	2018	470,000	—		575,018		575,009		323,489	9,409		1,952,925
	2017	452,000	—		550,006		550,000		282,563	9,210		1,843,779

Harry J. Leonhardt	2019	464,000	—		625,008		625,007		217,152	16,536		1,947,703
Former Senior Vice President, General Counsel	2018	442,000	—		575,018		575,009		304,218	11,355		1,907,600
	2017	425,000	—		550,006		550,000		242,582	11,070		1,778,658

Alison Armour (6)	2019	324,375	200,000	(7)	1,000,006	(7)	1,000,002	(7)	152,324	1,990		2,678,697
Former Senior Vice President, Head of Research & Development

Benjamin J. Hickey	2019	483,000	121,000	(8)	625,008		625,007		226,044	121,998	(9)	2,202,057
Former Senior Vice President, Chief Commercial Officer	2018	145,313	180,000	(8)	1,500,009	(8)	1,500,004	(8)	86,160	91,485	(10)	3,502,971

________________

(1)
This column represents the grant date fair value of stock awards granted to the NEOs in fiscal years 2019, 2018 and 2017, in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. For additional information on the valuation assumptions used by us in calculating these amounts refer to Note 7 of the Notes to Consolidated Financial Statements, filed as part of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on February 24, 2020. Stock awards granted to executive officers consist of restricted stock units. The amounts shown are the grant date fair value in accordance with the authoritative guidance for stock-based compensation. The weighted average grant date fair value of stock awards granted in 2019, 2018 and 2017 was $16.37, $18.45, and $12.07 per share, respectively, based on the closing prices of Halozyme common stock on the grant dates.

(2)
This column represents the grant date fair value of stock options granted to the NEOs in fiscal years 2019, 2018 and 2017, in accordance with FASB ASC Topic 718. To see the exact share amounts and the value of awards made to the NEOs in fiscal 2019, see the 2019 Grants of Plan-Based Awards table below. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeiture related to service-based vesting conditions. For additional information on the valuation assumptions used by us in calculating these amounts refer to Note 7 of the Notes to Consolidated Financial Statements, filed as part of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on February 24, 2020. The amounts reported in the Summary Compensation Table for these awards may not represent the amounts that the NEOs will actually realize from the awards. Whether, and to what extent, an NEO realizes value will depend on stock price fluctuations and the NEO’s continued employment. Additional information on all outstanding awards is reflected in the Outstanding Equity Awards at December 31, 2019 table.

(3)
Performance-based bonuses are generally paid pursuant to our annual incentive plans and reported as Non-Equity Incentive Plan Compensation. The performance-based bonuses represent amounts earned during each respective fiscal year, regardless of whether part or all of such amounts were paid in a subsequent fiscal year.

(4)
Except as noted in footnotes 9 and 10, the amounts set forth in this column consist of other compensation including (i) Company contributions to Halozyme Therapeutics, Inc. 401(k) plan (other than Dr. Armour), (ii) other compensation amounts (none of which exceeded $10,000) including (a) Company payments for group term insurance premiums, (b) for 2019 amounts, a Company-sponsored gift of nominal value for all employees (including a one-time only tax gross up) and (c) for Ms. Stelzer’s 2019 amount, a one-time only tax gross up on her recognition award.

(5)	Represents a one-time recognition award.

(6)	Dr. Armour joined Halozyme as Senior Vice President, Head of Research & Development effective May 6, 2019.

(7)
Represents, in the respective columns, a one-time sign-on cash bonus, stock award and option award to Dr. Armour in connection with her recruitment as Senior Vice President, Head of Research & Development.

(8)	Represents, in the respective columns, a sign-on cash bonus, stock award and option award to Mr. Hickey in connection with his recruitment as Chief Commercial Officer.

(9)	Includes the reimbursement of approximately $109,000 in relocation expenses, which includes a tax gross-up of $56,000.

(10)	Includes the reimbursement of approximately $90,000 in relocation expenses, which includes a tax gross-up of $45,000.

2019 Grants of Plan-Based Awards
The following table sets forth certain summary information with respect to plan-based awards granted during the fiscal year ended December 31, 2019 to our NEOs:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Units(#)		All Other Option Awards: Number of Securities Underlying Options(#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)
Name	Grant Date	Thresh -old ($)	Target ($)	Maximum ($)	Thresh- old (#)	Target (#)	Maximum (#)
Helen I. Torley	n/a	—	570,750	1,141,501
	2/12/2019							131,179	(2)				2,184,130
	2/12/2019									250,218	(3)	16.65	2,184,128
Laurie D. Stelzer	n/a	-	222,750	445,500
	2/12/2019							45,046	(2)				750,016
	2/12/2019									85,922	(3)	16.65	750,005
Harry J. Leonhardt	n/a	—	208,800	417,600
	2/12/2019							37,538	(2)				625,008
	2/12/2019									71,602	(3)	16.65	625,007
Alison Armour	n/a	—	95,979	191,959
	6/3/2019							65,920	(4)				1,000,006
	6/3/2019									129,358	(5)	15.17	1,000,002
Benjamin J. Hickey	n/a	—	217,350	434,700
	2/12/2019							37,538	(2)				625,008
	2/12/2019									71,602	(3)	16.65	625,007
________________

(1)
For a description of the elements of the incentive plan applicable to our NEOs, refer to “Compensation Discussion and Analysis - Elements of Executive Compensation for 2019” in this proxy statement. The actual amount of cash paid to each NEO pursuant to the incentive plan established for 2019 is set forth in the Summary Compensation Table under the heading, “Non-Equity Incentive Plan Compensation.”

(2)
These restricted stock unit awards were granted in February 2019 based on accomplishment of specified Company and individual performance criteria in fiscal 2018. These restricted stock unit awards have a grant date fair value of $16.65 per share and vest one-fourth on each anniversary of the date of grant.

(3)
These option awards were granted in February 2019 based on accomplishment of specified Company and individual performance criteria in fiscal 2018. These option awards vest one-fourth on the first anniversary of the date of grant and then 1/48 of the shares monthly thereafter.

(4)
This restricted stock unit award was granted in June 2019 as an inducement for Dr. Armour to join Halozyme. This restricted stock unit award has a grant date fair value of $15.17 per share and vests one-fourth on each anniversary of the date of grant.

(5)
These option awards were granted in June 2019 as an inducement for Dr. Armour to join Halozyme. These option awards vest one-fourth on the first anniversary of the date of grant and then 1/48 of the shares monthly thereafter.

Outstanding Equity Awards at December 31, 2019
The following table sets forth certain information with respect to the value of all unexercised options and unvested stock awards previously awarded to our NEOs as of December 31, 2019:

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2019
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Helen I. Torley	1/6/2014	700,000	—	14.66	1/6/2024	—	—
	2/6/2015	200,000	—	13.87	2/6/2025	—	—
	2/3/2016	360,878	15,691	8.11	2/3/2026	55,487	983,785
	2/22/2017	178,445	73,478	12.07	2/22/2027	78,708	1,395,493
	2/14/2018	92,378	109,174	18.41	2/14/2028	86,188	1,528,113
	2/12/2019	—	250,218	16.65	2/12/2029	131,179	2,325,804
Laurie D. Stelzer	6/15/2015	225,000	—	20.43	6/15/2025	—	—
	2/3/2016	100,244	4,359	8.11	2/3/2026	23,119	409,900
	2/22/2017	51,654	21,271	12.07	2/22/2027	22,784	403,960
	2/14/2018	25,107	29,673	18.41	2/14/2028	23,425	415,325
	2/12/2019	—	85,922	16.65	2/12/2029	45,046	798,666
Harry J. Leonhardt	4/13/2015	225,000	—	15.63	4/13/2025	—	—
	2/3/2016	100,244	4,359	8.11	2/3/2026	15,413	273,272
	2/22/2017	51,654	21,271	12.07	2/22/2027	22,784	403,960
	2/14/2018	25,107	29,673	18.41	2/14/2028	23,425	415,325
	2/12/2019	—	71,602	16.65	2/12/2029
Alison Armour	6/3/2019	—	129,358	15.17	6/3/2029	65,920	1,168,792
Benjamin J. Hickey	10/1/2018	43,608	105,908	18.55	10/1/2028	60,647	1,075,271
	2/12/2019	—	71,602	16.65	2/12/2029	37,538	665,549
________________

(1)	Each option vests at the rate of 1/4 of the underlying shares on the first anniversary of the date of grant and 1/48 of the shares each month thereafter.

(2)	Each restricted stock unit award vests one-fourth on each anniversary of the date of grant.

(3)
Computed by multiplying the closing market price of our common stock on December 31, 2019, the last trading date in fiscal year 2019, of $17.73 by the number of shares or stock units, as appropriate, set forth in this table.

Option Exercises and Stock Awards Vested
The following table sets forth certain information with respect to the exercise of stock options and vesting of stock awards by our NEOs during the fiscal year ended December 31, 2019:

OPTION EXERCISES AND STOCK AWARDS VESTED DURING FISCAL YEAR 2019
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Helen I. Torley	—	—	154,821	2,553,998
Laurie D. Stelzer	—	—	49,195	801,482
Harry J. Leonhardt	—	—	41,489	682,830
Alison Armour	—	—	—	—
Benjamin J. Hickey	—	—	20,216	312,539
________________

(1)	The value realized on exercise is based on the difference between the closing sale price of Halozyme common stock on the date of exercise and the exercise price of each option.

(2)
The amounts in this column represent the number of stock award shares vested. The actual number of shares issued was the number of shares vested reduced by the number of shares surrendered as payment for withholding taxes.

(3)	The value realized on vesting is based on the closing sale price of Halozyme common stock on the vest date.
Potential Payments Upon Termination or Change in Control
Severance Policy
The Compensation Committee has approved a company-wide severance policy that is also applicable to executive officers in the following respect: the cash severance for the executive officer will be equal to (i) the executive officer’s then-current annual base salary (1.5X for the CEO), plus (ii) a pro-rata amount equal to the executive officer’s target bonus opportunity for the year during which the separation of employment occurs based on the number of days employed during the year. Cash payments under the severance policy will normally be made in a lump sum payment, subject to standard taxes and withholdings, and will be conditioned upon the receipt of a release of claims from the executive officer. In addition to cash severance payments, the Company will also allow vested stock options (at the time of separation) to be exercisable for one year from the date of separation (or when the option expires, if earlier) and pay certain health coverage costs during the term of the applicable severance period. Despite the establishment of the severance policy, however, the Board of Directors or Compensation Committee retains the right to amend, alter or terminate the severance policy at any time.

Under the policy (or special severance agreement, as applicable), assuming: (i) each of the NEOs was terminated without cause or terminates for good reason (as such terms are defined in the Severance Policy or special severance agreement) on December 31, 2019; and (ii) each NEO executed a release of claims in a form satisfactory to the Company, the NEOs would have received the following amounts pursuant to the severance policy:

Name	Lump Sum Severance Payment	Post- Termination Healthcare
Helen I. Torley	$1,712,251	$36,787
Laurie D. Stelzer	$717,750	$24,525
Harry J. Leonhardt	$672,800	$11,242
Alison Armour	$641,466	$24,525
Benjamin J. Hickey	$941,850	$52,504
Change in Control
We have entered into Change in Control Agreements with each of our executive officers. The Change in Control Agreements provide for cash payments, continued healthcare coverage and accelerated vesting of equity awards for any such executive officer who is terminated for a reason other than cause within 12 months following a change in control transaction. The cash payments, to be made in a lump sum payment, will equal: a multiple (two times for the Company's CEO and one-and-a-half times for the other executive officers) of the sum of (i) the then-current base salary; and (ii) the amount of target annual bonus opportunity (based on the target percentage of annual base salary) in respect of the year the termination of employment occurs. The Company will also make a cash lump sum payment intended to provide the executive officer sufficient amounts to pay expected heath care premiums under the Company’s group health plans for 18 months post termination of employment (24 months in the case of the CEO). The Change in Control Agreements also provide that the amount of severance benefits could potentially be subject to reduction to the extent that the total payments (as defined in the Change in Control Agreements) constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, or the Code or become subject to the excise tax imposed under Section 4999 of the Code.
Assuming a change in control took place on December 31, 2019 and each of the NEOs was terminated without cause, resigns for good reason or is terminated due to death or disability (as such terms are defined in the Change in Control Agreements) on or within 12 months following the change in control, the foregoing individuals would have received the following amounts as a result of such terminations:
2020 Potential Payments Upon Change in Control

Name	Equity Awards(1)	Lump Sum Cash Severance	Post- Termination Healthcare	Total
Helen I. Torley	$7,070,263	$2,663,502	$72,132	$9,805,897
Laurie D. Stelzer	$2,282,974	$1,076,626	$54,099	$3,413,699
Harry J. Leonhardt	$1,997,764	$1,009,200	$24,799	$3,031,763
Alison Armour	$1,499,918	$1,076,625	$54,099	$2,630,642
Benjamin J. Hickey	$1,818,150	$1,050,526	$77,212	$2,945,888
________________

(1)
Amounts shown in this column reflect the value of unvested options and market value of unvested restricted stock units that would have accelerated if the NEO was terminated on December 31, 2019 in connection with a change in control. Values were derived using the closing market price of our common stock on December 31, 2019, the last trading date in fiscal year 2019, of $17.73. There can be no assurance that the options will ever be exercised (in which case no value will actually be realized by the executive) or that the value on exercise will be equal to the value shown in this column.

Compensation of Directors
The following table sets forth information concerning the compensation earned during the fiscal year ended December 31, 2019 by each individual who served as a non-employee director at any time during the fiscal year:

2019 DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Jean-Pierre Bizzari	60,000	200,002	260,002
Bernadette Connaughton	66,621	200,002	266,623
James M. Daly	55,000	200,002	255,002
Jeffrey W. Henderson	90,000	200,002	290,002
Kenneth J. Kelley	75,000	200,002	275,002
Connie L. Matsui	105,000	200,002	305,002
Matthew L. Posard	70,000	200,002	270,002
________________

(1)	Represents the grant date fair value of restricted stock awards granted in fiscal year 2019 in accordance with FASB ASC Topic 718.

(2)	The aggregate numbers of shares subject to restricted stock awards held by the non-employee directors as of December 31, 2019 are described below:

Name	Aggregate Number of Stock Awards Outstanding (#)
Jean-Pierre Bizzari	12,173
Bernadette Connaughton	12,173
James M. Daly	12,173
Jeffrey W. Henderson	12,173
Kenneth J. Kelley	12,173
Connie L. Matsui	12,173
Matthew L. Posard	12,173

Directors’ Compensation
Effective December 2015, the equity compensation for our non-employee directors is as follows:
(1) Initial award - each non-employee director receives an initial restricted stock grant of common stock having a value of $200,000 (with the number of shares equal to $200,000 divided by the closing price of the Company’s common stock on the date of grant, with any fraction rounded up to the nearest whole share) upon joining the Board; provided that, the numbers of shares granted for directors first elected or appointed between Annual Meetings shall be prorated based on the number of full quarters the individual is scheduled to serve as a non-employee director from the date of election or appointment until the next Annual Meeting of the stockholders such that the recipient will receive a grant of restricted stock valued at $150,000 for a period of service exceeding 270 days, a grant of restricted stock valued at $100,000 for a period of service exceeding 180 days (but no more than 270 days), a grant of restricted stock valued at $50,000 for a period of service exceeding 90 days (but no more than 180 days), and no shares for a period of service of 90 days or less. Subject to acceleration in the event of a change of control of the Company, this initial restricted stock grant will vest upon the date of the next Annual Meeting following the date of the initial restricted stock grant.
(2) Annual award - Non-employee directors also automatically receive annual restricted stock grants of common stock having a value of $200,000 (with the number of shares equal to $200,000 divided by the closing price of the Company’s common stock on the date of grant, with any fraction rounded up to the nearest whole share) immediately following future Annual Meetings. Subject to acceleration in the event of a change of control of us, this annual restricted stock grant will vest in full on the earlier of (i) the first anniversary of the date of grant or (ii) the date of the next Annual Meeting following the date of the annual restricted stock grant. All restricted stock awards will be granted under our Amended and Restated 2011 Stock Plan.
Our non-employee directors also receive an annual retainer of $50,000 for service on the Board, provided that our Chair of the Board of Directors receives an annual retainer of $85,000, as well as an additional annual retainer for service on any committee of the Board. Non-employee directors who serve on the Audit Committee receive an annual retainer of $15,000, provided that the Chair of that committee receives an annual retainer of $30,000. Non-employee directors who serve on the Compensation Committee receive an annual retainer of $10,000, provided that the Chair of that committee receives an annual retainer of $20,000. Non-employee directors who serve on the Nominating and Corporate Governance Committee receive an annual retainer of $5,000, provided that the Chair of that committee receives an annual retainer of $10,000. Employee directors do not receive any compensation for service on the Board of Directors.
CEO Pay Ratio
For 2019, Dr. Torley’s total compensation was $5,857,126.25, as shown in the Summary Compensation Table. The total compensation for the median employee (excluding the CEO) in 2019 was $238,096. Therefore, Dr. Torley’s total compensation for 2019 was 25 times that of the median employee’s total compensation in 2019. The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records, as well as the methodology described below.
The compensation elements that were considered in the identification of the median employee were annualized base pay, target cash bonus opportunity and target long-term incentive award grant date fair value for 2017 for all employees, excluding the CEO and non-US employees, as of December 31, 2017. The total number of employees as of December 31, 2017 was 255 of which 251 were included in the population used to determine the median employee. For 2019, a substitute median employee was selected with compensation comparable to the original median employee, because the original median employee was terminated. Once identified, the total compensation for the median employee was calculated according to the requirements of the Summary Compensation Table.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Pursuant to our Code of Conduct and Ethics, our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, are prohibited from entering into transactions which create, or would appear to create, a conflict of interest with us. Our Audit Committee is responsible for reviewing and approving related party transactions. Our Audit Committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
The following table sets forth, as of March 2, 2020, certain information with respect to the beneficial ownership of our common stock by (i) each stockholder known by Halozyme to be the beneficial owner of more than 5% of our common stock, (ii) each director and director-nominee of Halozyme, (iii) each executive officer named in the Summary Compensation Table above, and (iv) all directors and current executive officers of Halozyme as a group:

Beneficial Owner(1)	Number of Shares Beneficially Owned(2)		Percent(3)
Vanguard Group Inc.	14,023,459	(4)	10.2%
100 Vanguard Blvd., Malvern, PA 19355
BlackRock, Inc.	12,096,797	(5)	8.8%
55 East 52nd Street, New York, NY 10055
BB Biotech AG	7,963,056	(6)	5.8%
Schwertstrasse 6, CH-8200 Schaffhausen, Switzerland
Helen I. Torley	2,148,682	(7)	1.6%
Laurie D. Stelzer	568,233	(8)	*
Harry J. Leonhardt	453,536	(9)	*
Alison Armour	—		0
Benjamin J. Hickey	—		—
Jean-Pierre Bizzari	73,485		*
Bernadette Connaughton	17,954		*
James M. Daly	56,873		*
Jeffrey W. Henderson	63,278		*
Kenneth J. Kelley	224,924		*
Connie L. Matsui	239,924		*
Matthew L. Posard	114,924		*
Directors and current executive officers as a group (11 persons)	3,542,562		2.6%
________________

*	Less than 1%.

(1)
Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise noted, the address for each beneficial owner is: c/o Halozyme Therapeutics, Inc., 11388 Sorrento Valley Road, San Diego, CA 92121.

(2)
Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options or warrants and vesting of stock awards.

(3)
Calculated on the basis of 138,069,410 shares of common stock outstanding as of March 2, 2020, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after March 2, 2020 are deemed to be outstanding for the purpose of calculating that stockholder’s percentage beneficial ownership.

(4)
Based on Schedule 13G/A filed by The Vanguard Group with the SEC on February 10, 2020. The Vanguard Group beneficially owned 14,023,459 shares, with sole voting power over 296,478 shares, shared voting power over 16,566 shares, sole dispositive power over 13,727,879 shares and shared dispositive power over 295,580 shares, which shares are reported by The Vanguard Group as in its own capacity and on behalf of its subsidiaries.

(5)
Based on Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 10, 2020. BlackRock, Inc. beneficially owned 12,096,797 shares, with sole voting power over 11,850,406 shares and sole dispositive power over 12,096,797 shares, which shares are reported by BlackRock, Inc. as a parent holding company of its subsidiaries.

(6)
Based on Schedule 13G/A filed by BB Biotech AG and Biotech Target N.V. with the SEC on February 14, 2020. BB Biotech AG and its wholly owned subsidiary, Biotech Target N.V., held shared voting and dispositive power over 7,963,056 shares.

(7)	Includes 1,658,160 shares subject to options that may be exercised within 60 days after March 2, 2020.

(8)	Includes 442,066 shares subject to options that may be exercised within 60 days after March 2, 2020.

(9)	Includes 429,586 shares subject to options that may be exercised within 60 days after March 2, 2020.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING
Stockholder proposals may be included in our proxy materials for an Annual Meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included in our proxy materials for the 2021 Annual Meeting, the proposal must be received at our principal executive offices, addressed to the Secretary, not later than November 20, 2020.
Stockholder business that is not intended for inclusion in our proxy materials may be brought before the 2021 Annual Meeting so long as we receive notice of the proposal as specified by our Bylaws, addressed to the Secretary at our principal executive offices, not later than November 20, 2020, in accordance with the specific procedural requirements in our Bylaws. Failure to comply with our Bylaw procedures and deadlines may preclude presentation of the proposal at our 2021 Annual Meeting.
TRANSACTION OF OTHER BUSINESS
At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2020 Annual Meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

DELIVERY OF PROXY MATERIALS AND ANNUAL REPORTS
We may satisfy SEC’s rules regarding delivery of proxy statements and annual reports by delivering a single proxy statement and annual report to an address shared by two or more stockholders. This process is known as “householding.” This delivery method can result in meaningful cost savings for us. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple stockholders who share an address, unless contrary instructions were received prior to the mailing date. Accordingly, for many stockholders who hold their shares through a bank, brokerage firm or other holder of record (i.e., in “street name”) and share a single address, only one annual report and proxy statement is being delivered to that address unless contrary instructions from any stockholder at that address were received.
We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement and/or annual report, as requested, to a stockholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a record stockholder and prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact our Secretary at 11388 Sorrento Valley Road, San Diego, California 92121, or by telephone at (858) 794-8889. If your stock is held by a brokerage firm or bank and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your brokerage or bank. The voting instruction sent to a street-name stockholder should provide information on how to request (1) householding of future company materials or (2) separate materials if only one set of documents is being sent to a household. If it does not, a stockholder who would like to make one of these requests should contact us as indicated above.
By order of the Board of Directors,
Masaru Matsuda, ESQ.
Senior Vice President, General Counsel,
and Corporate Secretary
March 20, 2020

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com

PROXY
HALOZYME THERAPEUTICS, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 30, 2020
The undersigned hereby appoints Helen I. Torley and Masaru Matsuda, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Halozyme Therapeutics, Inc. (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the main office of Halozyme Therapeutics, Inc., 11388 Sorrento Valley Road, San Diego, California 92121, on Thursday, April 30, 2020, at 8:00 a.m. local time and at any and all adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.
The shares represented by this proxy card will be voted as directed or, if this card contains no specific voting instructions, these shares will be voted in accordance with the recommendations of the Board of Directors.
YOUR VOTE IS IMPORTANT. You are urged to complete, sign, date and promptly return the accompanying proxy in the enclosed envelope, which is postage prepaid if mailed in the United States.

(Continued and to be signed on reverse side.)

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

HALOZYME THERAPEUTICS, INC. 11388 SORRENTO VALLEY ROAD SAN DIEGO, CA 92121
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:☒
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VAID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee (s), mark “For All Except” and write the number of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1	Election of Class I Directors
Nominees
01 Bernadette Connaughton	02 Kenneth J. Kelley		03 Matthew L. Posard

The Board of Directors recommends you vote FOR proposals 2 and 3.					For	Against	Abstain
2	To approve, by a non-binding advisory vote, the compensation of the Company's named executive officers.				☐	☐	☐

3	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.				☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date